Exhibit 10.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF SUCH LAWS. THIS NOTE IS SUBJECT TO FURTHER RESTRICTIONS ON TRANSFER AS SET FORTH IN THIS NOTE.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY AND THE EXERCISE OF ANY RIGHT OR REMEDY IN RESPECT OF SUCH INDEBTEDNESS ARE SUBJECT TO THE PROVISIONS OF THE SUBORDINATION AGREEMENT, DATED AS OF JUNE 25, 2019 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “SUBORDINATION AGREEMENT”), AMONG SOLAR CAPITAL LTD., A MARYLAND CORPORATION AS “SENIOR CREDITOR” DEFINED THEREIN AND VENUS CONCEPT USA, INC., A DELAWARE CORPORATION, AS “SUBORDINATED CREDITOR” DEFINED THEREIN. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE SUBORDINATION AGREEMENT AND THIS NOTE, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL GOVERN AND CONTROL.

RESTORATION ROBOTICS, INC.

SUBORDINATED PROMISSORY NOTE

U.S. $2,500,000	Dated: August 14, 2019

FOR VALUE RECEIVED, Restoration Robotics, Inc., a Delaware corporation (“Company”), unconditionally promises to pay Venus Concept USA, Inc., a Delaware corporation (“Lender”), in the manner and at the place hereinafter provided, the lesser of (i) the principal amount of TWO MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (U.S. $2,500,000) or (ii) the remaining principal balance of this Subordinated Promissory Note (this “Note”) on November 30, 2019 (the “Maturity Date”) pursuant to the terms of this Note.

Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at a rate per annum equal to 8.0%; provided that upon the occurrence and following any Event of Default, the unpaid principal amount hereof and any interest not paid when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate that is 4% per annum in excess of the rate of interest otherwise payable under this Note (the “Default Rate”). Interest on this Note shall be payable in arrears, upon any prepayment of this Note (to the extent accrued on the amount being prepaid) and on the Maturity Date. All computations of interest shall be made by Lender on the basis of a 360 day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

1. Funding. Lender agrees to advance the principal amount of this Note in multiple installments to Company pursuant to the terms and conditions of this Note as follows:

(a) $1,000,000 on the date that is three (3) Business Days following satisfaction of the Tranche A Conditions (the “Tranche A Loan”);

(b) an additional $1,000,000 on the date that is three (3) Business Days following satisfaction of the Tranche B Conditions (the “Tranche B Loan”); and

(c) an additional $500,000 on the date that is three (3) Business Days following satisfaction of the Tranche C Conditions (the “Tranche C Loan”).

2. Payments. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Lender located at 255 Consumers Road, Suite 110, Toronto, ON M2J 1R4, or at such other place as Lender may direct. Whenever any payment on this Note is stated to be due on a day that is not a Business Day, such payment shall instead be made on the next Business Day, and such extension of time shall be included in the computation of interest payable on this Note. Each payment made hereunder shall be credited first to unpaid fees, costs and expenses, then to interest then due and then the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited. Each of Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of Company hereunder with respect to payments of principal or interest on this Note.

3. Prepayments. Company shall have the right at any time and from time to time to prepay the principal of this Note in whole or in part, without premium or penalty, upon at least 5 Business Days’ prior written notice. Each prepayment hereunder shall be accompanied by any unpaid interest accrued on the principal amount of the Note being prepaid to the date of such prepayment.

4. Covenants. Company covenants and agrees that until this Note is paid in full it will:

(a) promptly provide to Lender all financial and operational information with respect to Company as Lender may reasonably request;

(b) promptly after the occurrence of an Event of Default or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Default, provide Lender with a certificate of the chief executive officer or chief financial officer of Company specifying the nature thereof and Company’s proposed response thereto;

(c) maintain and preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties;

(d) pay and discharge all material taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful material claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Company, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP;

(e) carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where the Company operates;

(f) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP in all material respects, reflecting all financial transactions of the Company;

(g) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any court or governmental department, commission, board, bureau, agency, or other instrumentality, domestic or foreign, and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound;

(h) maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other entities of similar character and size, ordinary wear and tear excepted;

(i) at any reasonable time and from time to time permit the Lender or any of its agents or representatives to visit and inspect any of the properties of the Company and to examine and make copies of and abstracts from the records and books of account of the Company, and to discuss the business affairs, finances and accounts of the Company with any of the officers, employees or accountants of the Company;

(j) take any action reasonably requested by the Lender to carry out the purpose and intent of this Note; and

(k) use the proceeds of the loan evidenced by this Note solely for working capital and other general corporate purposes.

5. Representations and Warranties. Company hereby represents and warrants to Lender that:

(a) it is (i) a duly organized and validly existing corporation, (ii) in good standing or subsisting under the laws of the State of Delaware and (iii) has the power and authority under its certificate of organization or operating agreement to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note;

(b) the Company is qualified to do business and is in good standing in the jurisdictions in which the failure so to qualify or be in good standing would cause a Material Adverse Change in respect of the Company;

(c) this Note constitutes the duly authorized, legally valid and binding obligation of Company, enforceable against Company in accordance with its terms;

(d) all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Note have been granted;

(e) the execution, delivery and performance by Company of this Note do not and will not (i) violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the charter documents or operating agreement of Company or (ii) result in the creation of any lien or other encumbrance with respect to the property of Company;

(f) except as disclosed pursuant to the Merger Agreement, there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of Company, threatened against Company or any of their respective assets which could reasonably be expected to have a Material Adverse Change;

(g) since December 31, 2018 there has not been a Material Adverse Change; and

(h) the proceeds of the loan evidenced by this Note shall be used by Company for working capital and other general corporate purposes.

6. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) failure of Company to pay any principal, interest or other amount due under this Note when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise; or

(b) failure of Company to pay, or the default in the payment of, any amount due under or in respect of any promissory note, indenture or other agreement or instrument relating to any indebtedness which is in a principal amount in excess of $150,000 and is owing by Company to which Company is a party or by which Company or any of its property is bound beyond any grace period provided; or the occurrence of any other event or circumstance that, with notice or lapse of time or both, would permit acceleration of such indebtedness; or

(c) failure of Company or any of its Affiliates, to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Note or the Merger Agreement, which failure is not cured within fifteen (15) days after notice of occurrence thereof from Lender, or

(d) any representation or warranty made by Company or any of its Affiliates, to Lender in connection with this Note or the Merger Agreement shall prove to have been false in any material respect when made; or

(e) suspension of the usual business activities of Company or the complete or partial liquidation of Company’s business; or

(f) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Company, for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company and, in the case of any event described in this clause (ii), such event shall have continued for 45 days unless dismissed, bonded or discharged; or

(g) an order for relief shall be entered with respect to Company, or Company shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company shall make an assignment for the benefit of creditors; or Company shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

(h) Company or any of its Affiliates shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Note or the Merger Agreement or any other obligation to Lender; or

(i) any provision of this Note or the Merger Agreement shall cease to be in full force or effect or shall be declared to be null or void or otherwise unenforceable in whole or in part; or

(j) a Material Adverse Change with respect to the Company; or

(k) any termination of the Merger Agreement or any breach thereunder by the Company or any of its Affiliates beyond any applicable grace period therein

7. Remedies. Upon the occurrence of any Event of Default specified in Section 6(f) or 6(g) above, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Company). Upon the occurrence and during the continuance of any other Event of Default Lender may, by written notice to Company, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Company). In either case, Lender may, in addition to exercising any other rights and remedies it may have, exercise those rights available to it under this Note and under applicable law.

8. Definitions. The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions are authorized or required by applicable laws to be closed in New York, New York, San Francisco, California or Israel.

“Lien” has the meaning assigned thereto in the Merger Agreement.

“Madryn” means Madryn Health Partners, LP, a Delaware limited partnership, in its capacity as Administrative Agent (as defined in the Madryn Credit Agreement).

“Madryn Credit Agreement” means that certain Credit Agreement dated as of October 11, 2016, by and among the Lender, certain of the Lender’s affiliates, the Lenders (as defined therein) party thereto and Madryn (as amended, restated, supplemented or otherwise modified from time to time).

“Material Adverse Change” means (a) a material adverse change in the business, operations or condition (financial or otherwise) of Company; or (b) a material impairment of (i) the prospect of repayment of any portion of this Note, (ii) the legality, validity or enforceability of this Note or the Merger Agreement, or (iii) the rights and remedies of Lender under this Note except as the result of the action or inaction of the Lender.

“Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated March 15, 2019, among the Company, Radiant Merger Sub Ltd., an entity organized under the laws of Israel and Venus Concept Ltd., as such agreement may be amended, supplement or otherwise modified in accordance with its terms.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“Tranche A Conditions” means on or prior to August 30, 2019, the following have occurred:

(a) Company shall have delivered evidence reasonably satisfactory to Lender that Company has received after August 12, 2019, $2,000,000 of net cash proceeds from the sale and issuance of convertible notes (or similar instrument) issued by the Company with a conversion price of no less than $0.4664 per share, in each case, which were reasonably acceptable to Senior Creditor and Lender;

(b) the representations and warranties of the Company set forth in Section 5 of this Note shall be true and correct in all material respects (without duplication of any materiality set forth therein) as of the date of the Tranche A Loan;

(c) no Event of Default shall have occurred and be continuing before or after giving effect to the Tranche A Loan; and

(d) Company shall deliver to Lender a certificate in form and substance satisfactory to Lender requesting the advance of the Tranche A Loan and certifying that the Tranche A Conditions have been satisfied and will be satisfied as of the date of the advance of the Tranche A Loan.

“Tranche B Conditions” means on or prior to September 30, 2019, the following have occurred:

(a) the Tranche A Conditions were satisfied on or prior to August 30, 2019;

(b) the representations and warranties of the Company set forth in Section 5 of this Note shall be true and correct in all material respects (without duplication of any materiality set forth therein) as of the date of the Tranche B Loan;

(c) no Event of Default shall have occurred and be continuing before or after giving effect to the Tranche B Loan; and

(d) Company shall deliver to Lender a certificate in form and substance satisfactory to Lender requesting the advance of the Tranche B Loan and certifying that the Tranche B Conditions have been satisfied and will be satisfied as of the date of the advance of the Tranche B Loan.

“Tranche C Conditions” means on or prior to October 15, 2019, the following have occurred:

(a) the Tranche A Conditions were satisfied on or prior to August 30, 2019;

(b) the Tranche B Conditions were satisfied on or prior to September 30, 2019;

(c) the representations and warranties of the Company set forth in Section 5 of this Note shall be true and correct in all material respects (without duplication of any materiality set forth therein) as of the date of the Tranche C Loan;

(d) no Event of Default shall have occurred and be continuing before or after giving effect to the Tranche C Loan; and

(e) Company shall deliver to Lender a certificate in form and substance satisfactory to Lender requesting the advance of the Tranche C Loan and certifying that the Tranche C Conditions have been satisfied and will be satisfied as of the date of the advance of the Tranche C Loan.

9. Miscellaneous.

(a) All notices and other communications provided for hereunder shall be in writing (including faxes) and mailed, telecopied, or delivered as follows: if to Company, at its address specified opposite its signature below; and if to Lender, at 235 Yorkland Blvd, Suite 900, Toronto, ON, M2J 4Y8, attention: Domenic DiSisto, General Counsel, email: ddisisto@venusconcept.com; or in each case at such other address as shall be designated by Lender or Company. All such notices and communications shall, when mailed, faxed or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by fax. Electronic mail may be used to distribute routine communications; provided that no signature with respect to any notice, request, agreement, waiver, amendment, or other documents may be sent by electronic mail.

(b) Company agrees to indemnify Lender against any losses, claims, damages and liabilities and related expenses, including reasonable and documented attorneys’ fees and expenses, incurred by Lender arising out of or in connection with or as a result of the transactions contemplated by this Note, except to the extent that such losses, claims, damages or liabilities (i) result from Lender’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction or (ii) arise under or pursuant to the Merger Agreement. In particular, Company promises to pay all reasonable and documented costs and expenses, including all reasonable and documented attorneys’ fees and expenses, incurred in connection with the collection and enforcement of this Note.

(c) No failure or delay on the part of Lender or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Company and Lender shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Lender would otherwise have. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand.

(d) Company and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(e) THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(f) ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE BROUGHT AND DETERMINED BY THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, SUPERIOR COURT SEATED IN NEW CASTLE COUNTY DELAWARE (AND IN THE APPROPRIATE APPELLATE COURTS THEREFROM), AND BY EXECUTION AND DELIVERY OF THIS NOTE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE. Company hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Company at its address set forth below its signature hereto, such service being hereby acknowledged by Company to be sufficient for personal jurisdiction in any action against Company in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Company in the courts of any other jurisdiction.

(g) COMPANY AND, BY THEIR ACCEPTANCE OF THIS NOTE, LENDER AND ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Company and, by their acceptance of this Note, Lender and any subsequent holder of this Note, each (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that the other parties have already relied on this waiver in entering into this relationship, and that each party will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

(h) Company hereby waives the benefit of any statute or rule of law or judicial decision which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

RESTORATION ROBOTICS, INC., a Delaware corporation

By:	/s/ Mark Hair

Name: Mark Hair
Title: Chief Financial Officer

Address: 128 Baytech Drive, San Jose, CA 95134
Telephone: (408) 883-6888
Email: markh@restorationrobotics.com

Signature Page to Subordinated Promissory Note